Exhibit 5

May 22, 2020

Digi International Inc.
9350 Excelsior Blvd., Suite 700
Hopkins, Minnesota 55343

Ladies and Gentlemen:

In connection with the proposed registration under the Securities Act of 1933, as amended (the “Act”), of shares of Common Stock of Digi International Inc., a Delaware corporation (the “Company”), offered and to be offered pursuant to the Digi International Inc. 2020 Omnibus Incentive Plan (the “ 2020 Plan”) and Employee Stock Purchase Plan (the “Stock Plan”), we have examined the Company’s Restated Certificate of Incorporation, as amended, its Amended and Restated By-Laws and such other documents, including the Registration Statement on Form S-8 of even date herewith, to be filed with the Securities and Exchange Commission (the “Commission”) relating to such shares (the “Registration Statement”), and have reviewed such matters of law as we have deemed necessary for this opinion.

Accordingly, based upon the foregoing, we are of the opinion that:

1.       The Company has duly authorized the issuance of the shares of Common Stock which may be issued pursuant to the 2020 Plan and the Stock Plan.

2.       The shares which may be issued pursuant to the 2020 Plan and the Stock Plan will be, upon issuance in accordance with the respective plan, validly issued and outstanding and fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Very truly yours,

FAEGRE DRINKER BIDDLE & REATH LLP

By:	/s/ Joshua L. Colburn
Joshua L. Colburn